Exhibit 10.15

October 5, 2007

CONFIDENTIAL

Mr. Nicholas Franco

21 rue Boulainvilliers

75016 PARIS

Dear Nicholas:

We are pleased to confirm in writing the terms and conditions of your position as Président Directeur Général of our French subsidiary, Axcan Pharma SA (the “Company”), as such terms and conditions are further set out in this letter (“Letter Agreement”).

Should you agree with the terms of this Letter Agreement, your appointment would become effective as soon as it is formally instrumented in a decision of the Company’s competent corporate body (the “Effective Date”).

A copy of the Company’s by-laws is attached as Exhibit 1 to this Letter Agreement (the “By-Laws”).

1.	Position. In your capacity as Président Directeur Général, you will be, subject to the provision of Section 4 below, responsible for the general and day to day management of the Company and its affairs. You will be responsible for building Axcan Pharma’s GI business in the European Union and other selected export markets, according to the overall growth strategies and revenue and profit objectives of the Axcan Pharma group. This includes the following priorities:

•	consolidate and grow current European and export business operations, prepare and provide proposals to register and introduce profitable new products;

•	take part in the promotion of the Company’s business operations across Europe, with a particular emphasis on France, Germany, Italy and the United Kingdom.

•	formulate and propose strategic growth plans;

•	encourage new strategic initiatives, including business development projects that would complement the strategy of Axcan Pharma Group in Europe;

•	plan and report on all activities, policies and developments of the Company’s European Commercial Operations;

By signing this Letter Agreement you represent and warrant to the Company that:

(a)	you are under no contractual commitment including employment contract, confidentiality agreement, non-compete clause or any other obligation which would be inconsistent with your obligations to the Company and the affiliates and subsidiaries of Axcan Pharma, Inc.

(b)	you will not have committed to or signed any employment or consultant duties or other obligations which would divert you full attention from the duties assigned to you by the Company.

2.	Compensation. You will be paid a gross annual compensation of Two Hundred Forty Five Thousand Euros (245,000 Euros) payable in twelve (12) equal monthly installments, less all customary and appropriate deductions and withholdings according to French law. This compensation will be reviewed annually, in accordance with the policies of Axcan Pharma Group, at the end of each fiscal year.

3.	Incentive Bonus. You will also be eligible to participate in any executive incentive program as approved from time to time by the Company’s Board of Directors. For Fiscal Year 2008, this position has a target annual incentive of 40 percent of base salary, prorated based on time of service. Bonuses are earned not guaranteed and are based on Company and individual performance. You will also be eligible to participate in the Long-Term Stock Incentive Program that the Axcan Pharma group may have in place for its officers from time to time.

4.	Board Consultation, Decisions and Approval.

Please note that:

(i)	In performing your duties, you are expected to consult with, inform and, where required and/or appropriate comply with the applicable approval procedures within the Axcan Pharma Group regarding decisions and actions relating to business strategy, business plans, hiring, firing and promotion of senior executives, compensation/option plans, capital expenditures, and expense commitments in excess of the approval limits set by the Board; and

(ii)	You will be provided, upon your appointment as Présidént Directeur Général by the relevant corporate body of the Company, with a detailed list of the decisions that you cannot make without the prior approval of the Company’s board of directors (“Conseil d’administration”).

5.	Other Benefits.

(i)	Social security contributions shall be paid to the French social security authorities (URSSAF).

(ii)	Generally, as an officer, you shall receive the benefits provided for by French law, except for unemployment insurance. However, the Company undertakes to insure you against the risk of loss of job under the appropriate unemployment insurance fund, such as “Garantie Sociale des Chefs d’entreprise”.

(iii)	You will also be entitled to paid vacation up to five weeks for each FY year. The accrued but untaken paid vacation days will not be carried forward from one FY to another.

6.	General Expense Reimbursement. The Company will reimburse you, on a monthly basis, for all reasonable expenses that you incur on the Company’s behalf, including but not limited to reasonable expenditures that you make in connection with required travel, entertainment, and pre-approved miscellaneous expenses. To obtain such reimbursement, you must timely submit (but no later than the end of the then-current calendar month) reasonable documentation of such expenses, including complete and accurate receipts. In addition, you will benefit from a company car.

7.	Indemnity. As of the Effective Date, the Company shall, to the extent permitted by law, defend, indemnify and hold you harmless against all third party claims, actions, lawsuits, judgments, penalties, fines, settlements and reasonable expenses in any proceeding arising from your official capacity and/or responsibilities as an officer and/or director of the Company (collectively, “Claims”), other than those Claims arising out of or relating to your negligence, wilful misconduct, violation of any law, regulation or judicial ruling or decree, or breach of this Letter Agreement. The Company shall purchase and maintain in full effect during your mandate, at no cost to you, director and officer liability insurance (including “entity coverage”) and errors and omissions liability insurance covering you for all acts within your mandate on behalf of the Company that are customarily covered by such insurance, consistent with such coverage provided to other officers of the Company.

8.	Term - Termination of your mandate. Subject to the decision of the Company’s competent corporate body, you are appointed as Président Directeur Général of the Company for an indefinite term. Your mandate with the Company may end at any time upon the initiative of the Company.

(i)	If you are revoked by decision of the Company’s competent corporate body before you are eligible for a full unemployment coverage by GSC, you will be entitled to receive;

•	An indemnity of 40,000 euros if your revocation occurs between the 6th and the 12th months as from your appointment;

(ii)	In case of revocation by decision of the Company’s competent corporate body, you will be entitled to a pro-rated incentive bonus, i.e. a bonus based on the target of what you would have earned for the full fiscal year, prorated for the time you will have been on duty as Président Diréctéur Général during this particular fiscal year. This pro-rated incentive bonus will be payable within 30 days of the completion of the official annual audit of the Company’s books.

(iii)	If your revocation is due to a “Change of Control” of the parent company of the Company Axcan Pharma Inc. (“Axcan Pharma”) or is decided following a Change of Control of Axcan Pharma, you will be entitled to a specific indemnity equal to the gross base compensation you received during the last twelve (12) months prior to the revocation.

The term “Change of Control”, as used in this Article, shall mean:

(a) the closing of a tender offer or exchange offer for the ownership of 50% or more of the shares of Axcan Pharma Inc.;

(b) the closing of a merger, consolidation or other business combination between Axcan Pharma Inc. and another corporation and as a result of the completion of such merger, consolidation or combination 50% or fewer of the shares of the surviving or resulting corporation are owned in the aggregate by the former stockholders of Axcan Pharma Inc., other than affiliates of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation;

(c) the closing of the sale of substantially all of the assets of Axcan Pharma Inc. to another corporation which is not a direct or indirect wholly owned subsidiary of Axcan Pharma Inc.; or

(d) approval by the stockholders of Axcan Pharma Inc. of a complete liquidation or dissolution of Axcan Pharma Inc.

(iv)	You may resign from your mandate of Président Directeur Général at any time, with a three months prior notice.

(v)	You agree that upon termination of your mandate with the Company for any reason, you will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that you may retain personal data, notes, notebooks and/or diaries. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

9.	Outside Activities.

(a)	During your mandate with the Company, you will not engage in any other gainful business, employment, or activity without the written prior consent of the board of directors of Axcan Pharma Inc.. During your mandate with the Company, you also will not assist, directly or indirectly, any person or organization in competing with Axcan Pharma Inc., the Company or their affiliates (“Axcan Group”), in preparing to compete with the Axcan Group or in hiring any employees of the Axcan Group. During your mandate with the Company, you will not own, directly or indirectly, any capital stock of any company which is in competition with any line of business conducted by the Company or its affiliates; provided, however, that you may own, directly or directly, up to 1% of the outstanding capital stock of any publicly traded corporation.

(b)	Without limiting the foregoing, you acknowledge and recognize the highly competitive nature of the businesses of the Axcan Group and accordingly agree that during your mandate with the Company and after the Date of Termination of such mandate:

(i)	For a period of two (2) years after the termination of your mandate by revocation or resignation, you shall not, without the prior written consent of the Board of Axcan Pharma Inc., induce employees of the Axcan Group, to terminate their employment agreements, or directly or indirectly compete in any way whatsoever within Axcan Group.

(ii)	For a one (1) year period after the termination of your mandate by revocation or resignation, you shall not take any interest, directly or indirectly, in any capacity whatsoever, in any activity in competition with those of the Axcan Group in the field of activities of the Axcan Group. This prohibition is applicable in the Paris area (i.e. in the following “departments”: 75, 77, 78, 91, 92, 93, 94 and 95) as of the date you effectively leave the Company

10.	Confidentiality. In your capacity as a mandate of the Company, you will be bound by the Unilateral Confidentiality Agreement entered into on save for clause 16 of the Unilateral Confidentiality Agreement. The parties expressly agree that the Unilateral Confidentiality Agreement shall be governed in accordance with French law and shall be submitted to the exclusive jurisdiction of the French courts for the resolution of any dispute relating to the Unilateral Confidentiality Agreement. It is agreed by the parties that if any of the restrictions or obligations contained in the Unilateral Confidentiality Agreement is held to be invalid under French law, but would become valid if part of the wording was deleted or any obligation reduced, then such restriction or obligation would apply with such deletion or reduction as may be necessary to make it enforceable.

11.	Litigation Support. You agree to assist and cooperate with the Company and any member of the Axcan Group in connection with the defense or prosecution of any claim that may be made against or by the Company and any member of the Axcan Group, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company and any member of the Axcan Group, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

12.	Entire Agreement. This Letter Agreement and its exhibits contain all of the terms and conditions of your mandate as Président Directeur Général of the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company and any member of the Axcan Group.

13.	Amendment, Governing Law, and Venue. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized member of the Board of the Company. The terms of this Letter Agreement and the resolution of any disputes will be governed by French law without regard to principles of conflicts of law, in a court of competent jurisdiction located in France.

We hope that you find the foregoing terms acceptable. Should you agree with these terms and conditions, please sign and return to us the second original of this Letter Agreement enclosed herein.

Very truly yours,
Axcan Pharma Inc.

	By:	/s/ Frank A.G.M. Verwiel
	Name:	Frank A.G.M. Verwiel
	Title:	President and Chief Executive Officer

Encl: Exhibit I: By-laws of Axcan Pharma SA;

I have read and accept this offer:

/s/ Nicholas Franco	Dated: 08-10-07
Nicholas Franco